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                                                                  EXHIBIT 12.1

         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                        (Excluding Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the five years ended December 31, 1996 were as follows:


(dollars in thousands)                                 Years Ended December 31,
                                       -----------------------------------------------------
                                         1996        1995        1994       1993      1992
                                       --------    --------    -------    -------   --------
Net income ..........................  $ 62,442    $ 67,342    $43,039    $ 9,867    $14,498
Income tax expense ..................    49,830      49,850     26,502     13,015     14,378
                                       --------    --------    -------    -------    -------
  Pretax earnings ...................  $112,272    $117,192    $69,541    $22,882    $28,876
                                       ========    ========    =======    =======    =======
Fixed charges:
Portion of rental expense (net
  of sublease rental income)
  which approximates the
  interest factor ...................  $  1,166    $    833    $   799    $   709    $   721
Interest on borrowed funds ..........    37,923      23,923     19,937     11,925     10,032
                                       --------    --------    -------    -------    -------
  Total fixed charges ...............  $ 39,089    $ 24,756    $20,736    $12,634    $10,753
                                       ========    ========    =======    =======    =======
Earnings (for ratio calculation).....  $151,361    $141,948    $90,277    $35,516    $39,629
                                       ========    ========    =======    =======    =======
Ratio of earnings to fixed charges ..      3.87        5.73       4.35       2.81       3.69
                                       ========    ========    =======    =======    =======

For purposes of computing the ratios of earnings to fixed charges, earnings represent net income before income taxes plus fixed charges. Fixed charges excluding interest on deposits consist of interest on long-term debt and short-term borrowings and one-third of rental expense (which is deemed representative of the interest factor). Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.